Exhibit 2.1
THIRD AMENDING AGREEMENT
          THIS THIRD AMENDING AGREEMENT made the 21st day of March, 2006
B E T W E E N:

INCO LIMITED,
a corporation existing under the laws
of Canada,

(hereinafter called the “Offeror”),

- and -

FALCONBRIDGE LIMITED,
a corporation existing under the laws
of the Province of Ontario,

(hereinafter called the “Company”).
          WHEREAS the Offeror mailed the Offer dated October 24, 2005 to purchase all outstanding Common Shares of the Company in accordance with Section 1.1(b) of the Support Agreement dated October 10, 2005 entered into between the Offeror and the Company, as amended by Amending Agreement dated January 12, 2006 and Second Amending Agreement dated February 20, 2006 (as amended, the “Support Agreement”);
          AND WHEREAS the written consent of the Offeror is required for the termination by the Company of its shareholder rights plan dated as of September 22, 2005 (the “Original Rights Plan”) and for the adoption by the Company of a new shareholder rights plan;
          AND WHEREAS the Company has terminated the Original Rights Plan and adopted a new shareholder rights plan dated as of March 21, 2006 (the “Rights Plan”);
          AND WHEREAS the Offeror has agreed to the Company’s termination of the Original Rights Plan and adoption of the Rights Plan subject to the entering into of this Agreement;
          NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

1.	Amendments to the Support Agreement
(a)	Section 1.2(d) of the Support Agreement is hereby amended by deleting the reference to “September 22, 2005” where it appears in that section and substituting therefor a reference to “March 21, 2006” and, accordingly, the first sentence of Section 1.2(d) shall now read as follows:
“(d) The Company agrees that if the Offer is not, or ceases to qualify as, a “Permitted Bid” under the Company’s shareholder rights plan dated as of March 21, 2006 (the “Rights Plan”), the Company will immediately defer the separation time of the Rights (as defined in the Rights Plan) in respect of the Offer and to continue to defer separation of the Rights with respect to the Offer.”
(b)	Section 1.1(d) of the Support Agreement is hereby amended by adding the following as a final sentence to Section 1.1(d):
“For further certainty, it is also understood and agreed that the Offeror may in its sole discretion at any time and from time to time, modify or vary the Offer, without the prior consent of the Company, by deleting in its entirety the last paragraph of Section 7 of the Offer to Purchase, “Extension and Variation of the Offer”, which reads as follows: “In circumstances where more than 50% of the then outstanding Falconbridge Shares held by “Independent Shareholders” (as defined in the Shareholder Rights Plan) have been validly deposited under the Offer and not withdrawn, the Offeror may take up and pay for the deposited Falconbridge Shares (subject to the conditions of the Offer) but will make a public announcement of that fact and the Offer will be extended with the result that the period during which Falconbridge Shares may be deposited pursuant to the Offer will remain open for not less than 10 days from the date of such public announcement.””
2.	Consent
         The Offeror hereby consents to the termination of the Original Rights Plan and the adoption of the Rights Plan.
3.	Confirmation of Support Agreement
         The Offeror and the Company hereby confirm that the Support Agreement remains in full force and effect, unamended except as provided for in this Agreement.
4.	Counterparts
         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

INCO LIMITED

By:		“Scott M. Hand”

	Name:	Scott M. Hand
	Title:	Chairman and Chief Executive Officer

By:		“Stuart F. Feiner”

	Name:	Stuart F. Feiner
	Title:	Executive Vice President

FALCONBRIDGE LIMITED

By:		“Jeffrey A. Snow”

	Name:	Jeffrey A. Snow
	Title:	Senior Vice President & General Counsel

By:		“Stephen Young”

	Name:	Stephen Young
	Title:	Secretary